UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant                                 [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Materials under § 240.14a-12

KLONDEX MINES LTD.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

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[ ]	Fee paid previously with preliminary materials.

[ ]

Check the box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

In connection with the mailing of the definitive proxy statement of Klondex Mines Ltd. (the “Company”) and the solicitation of proxies with respect to the proposals set forth in the definitive proxy statement, the following telephone solicitation script was prepared for use by the Company’s proxy solicitation agent, D.F. King & Co., Inc., with shareholders of the Company after the time of the mailing of the definitive proxy statement.

2

PROXY SOLICITATION SCRIPT
KLONDEX MINES LTD.
Annual & Special Meeting of Securityholders (Canadian Holder Script)

Record Date: MAY 15, 2018	Proxy Cut-Off: JULY 10, 2018 @ 4:00 PM (ET)
TICKERS: KDX / KLDX CUSIP: 498696103	Meeting Date: JULY 12, 2018 @ 8:00 AM (ET)

Hello my name is <insert your name>, I am calling on behalf of Klondex Mines, Ltd. May I please speak with <insert shareholder name> concerning his/her investment in Klondex Mines? <Pause for response>

If YES	If NO

Thank you. Please note that this call is being recorded for quality assurance purposes.

You should have recently received some very important information regarding the Annual & Special Meeting of Securityholders scheduled for July 12, 2018. At the meeting, Klondex Securityholders will be asked, among other things, to consider and vote on a special resolution approving a statutory Plan of Arrangement.

Under the terms of the Arrangement Agreement, Hecla Mining Company will acquire all outstanding Klondex shares. In exchange, each Klondex shareholder will receive, for each Klondex share, consideration of US$2.47 in cash, or in shares of Hecla common stock, or a combination of cash and Hecla shares.

In addition, for each Klondex share, shareholders will also receive 0.125 of a share of Havilah Mining Corporation, a new company formed to hold Klondex’s Canadian assets.

The Board of Directors of Klondex Mines Ltd. unanimously recommends that securityholders vote FOR the Arrangement Resolution.

In connection with the Meeting, Klondex Shareholders also are being asked to approve certain other matters, including a stock option plan for Havilah, the election of the directors of the Company, the appointment of auditors of the Company and a non-binding advisory resolution on the Company’s approach to executive compensation.

The Board greatly appreciates your support and is asking Securityholders to return their proxies in accordance with the Board’s Recommendations.

At this time, will you be voting along with the Board’s recommendation and vote IN FAVOUR of ALL resolutions?

May I please leave a toll free number in case you have questions? Please dial 1-800- 330-8705. You may also visit the following websites for more information.
www.klondexmines.com or www.sedar.com under Klondex Mines Ltd.

Thank you and have a nice day.

CLOSING:
Thank you. If you have any questions or require any assistance in voting your shares in the future, please do not hesitate to call 1-800-330- 8705 or visit www.klondexmines.com or www.sedar.com for further details. Thank you and have a good <insert appropriate closing>.

ANSWERING MACHINE:
Hello. My name is <insert your name> and I am calling on behalf of Klondex Mines Ltd. Kindly call us toll free at 1-800- 330-8705. Thank you and have a nice day.

IF “YES” OR POSITIVE RESPONSE:
Great. Please remember proxies submitted must be received by 4:00 PM, Eastern Time, on July 10th. (PROCEED TO CLOSING)

IF “NO” OR NEGATIVE RESPONSE:
(OFFER TO REVIEW MEETING PROPOSALS) (AFTER DISCUSSION) Sir/Ma’am, given this information, will you be voting along with the Board’s recommendation? (PAUSE FOR RESPONSE)

IF YES: PROCEED TO IF YES ABOVE IF NO: May I ask what is stopping you from voting in favour and supporting the Board’s recommendation at this time (NOTATE FEEDBACK) I understand. (PROCEED TO CLOSING)

INSTRUCTIONS TO CALL CENTRE ASSOCIATES
DO NOT DEVIATE FROM THIS DOCUMENT OR OFFER ANY PERSONAL COMMENT.
This document has been reviewed by the client and/or their legal advisers and must be adhered to strictly. Do not provide what you believe may be the answer. All information relayed must be based on publicly available information. DO NOT OFFER ANY OPINION or give advice, as this could be in breach of the law.

CORPORATE PROXY FACT SHEET FOR: KLONDEX MINES LTD.

ANNUAL & SPECIAL MEETING DATES		ANNUAL & SPECIAL MEETING LOCATION
Record Date	MAY 15, 2018	TORONTO REGION BOARD OF TRADE
Proxy Cut-Off	JULY 10, 2018 @ 4:00 PM (ET)	LENNOX HALL WEST, 4TH FLOOR, 77 ADELAIDE STREET WEST
Meeting Date	JULY 12, 2018 @ 8:00 AM (ET)	TORONTO, ONTARIO M5X 1C1
ADDITIONAL INFORMATION		CONTACT INFORMATION
Mail Date	JUNE 12, 2018	Inbound Line	1-800-330-8705
Ticker Symbol	KDX / KLDX	Collect Line	1-212-771-1133
CUSIP	498696103	Website	www.klondexmines.com

What are Securityholders being asked to vote on?

1.

To consider pursuant to an interim order of the British Columbia Supreme Court dated June 6, 2018 (the “Interim Order”) and, if thought advisable, to pass, with or without amendment, a special resolution of the Klondex Securityholders (the “Arrangement Resolution”), the full text of which is set forth in Appendix “B” to the management information circular (the “Circular”), to approve a statutory plan of arrangement (the “Plan of Arrangement”) under Section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”) (the “Arrangement”), subject to the terms and conditions of an arrangement agreement dated March 16, 2018 entered into among Klondex, Hecla Mining Company (“Hecla”) and 1156291 B.C. Unlimited Liability Company, a wholly-owned subsidiary of Hecla, as amended by an amending agreement dated June 4, 2018;

BOARD OF DIRECTORS RECOMMENDATION - “FOR”

2.

To consider and, if thought advisable, to pass, with or without amendment, an ordinary resolution of the Klondex Shareholders, the full text of which is set forth in Appendix “N” to the Circular, approving a share option plan for Havilah Mining Corporation (the “Havilah Option Plan Resolution”), all as more particularly set forth in the Circular, provided that such resolution shall not become effective unless the Arrangement becomes effective;

BOARD OF DIRECTORS RECOMMENDATION - “FOR”

3.

For Klondex Shareholders to elect directors of the Company for the ensuing year (or, if the Arrangement Resolution is approved and the Arrangement is completed, for the period up to the effective time of the Arrangement);

BOARD OF DIRECTORS RECOMMENDATION - “FOR”

4.	For Klondex Shareholders to appoint the auditors of the Company for the ensuing year and to authorize the directors of the Company to fix their remuneration;
BOARD OF DIRECTORS RECOMMENDATION - “FOR”

For Internal Distribution Only	Page 1

5.

For Klondex Shareholders to consider and, if deemed appropriate, to pass, with or without variation, a non-binding advisory resolution of the Klondex Shareholders on the Company’s approach to executive compensation;

BOARD OF DIRECTORS RECOMMENDATION - “FOR”

6.

For Klondex Securityholders to authorize the adjournment of the Meeting if necessary or appropriate, including an adjournment to solicit additional proxies in the event that there are not sufficient votes at the time of the Meeting or adjournment or postponement thereof to approve the Arrangement Resolution (the “Adjournment Resolution”);

BOARD OF DIRECTORS RECOMMENDATION - “FOR”

PROPOSAL 1: To consider pursuant to an interim order of the British Columbia Supreme Court dated June 7, 2018 (the “Interim Order”) and, if thought advisable, to pass, with or without amendment, a special resolution of the Klondex Securityholders (the “Arrangement Resolution”), the full text of which is set forth in Appendix “B” to the management information circular, to approve a statutory plan of arrangement (the “Plan of Arrangement”) under Section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”) (the “Arrangement”), subject to the terms and conditions of an arrangement agreement dated March 16, 2018 entered into among Klondex, Hecla Mining Company (“Hecla”) and 1156291 B.C. Unlimited Liability Company, a wholly-owned subsidiary of Hecla, as amended by an amending agreement dated June 4, 2018;

What is happening?

At the Meeting, Klondex Securityholders will be asked, among other things, to consider and vote on a special resolution (the “Arrangement Resolution”) approving a statutory plan of arrangement (the “Plan of Arrangement”) pursuant to Section 288 of the Business Corporations Act (British Columbia) (the “Arrangement”), subject to the terms and conditions of an arrangement agreement dated March 16, 2018 entered into among Klondex, Hecla Mining Company (“Hecla”) and 1156291 B.C. Unlimited Liability Company (“Hecla Acquisition Subco”), a wholly-owned subsidiary of Hecla, as amended by an amending agreement dated June 4, 2018 (collectively, the “Arrangement Agreement”).

Under the terms of the Arrangement Agreement, Hecla Acquisition Subco will acquire all of the outstanding Klondex Shares (including Klondex Shares issued to holders of In-the-Money Klondex Options and Klondex RSUs pursuant to the Arrangement), and Klondex Shareholders will receive, for each Klondex Share, consideration as set out in the Plan of Arrangement (the “Arrangement Consideration”) consisting of: (i) the equivalent of US$2.47 in either cash, shares of Hecla common stock (“Hecla Shares”), or a combination of cash and Hecla Shares (the “Hecla Consideration”); plus (ii) 0.125 of a share (the “Havilah Shares”) of Havilah Mining Corporation (“Havilah”), a new company formed to hold Klondex’s Canadian assets.

Who are the Securityholders referred to in the proposal?

The annual and special meeting (the “Meeting”) has been scheduled for the holders (“Klondex Shareholders”) of common shares (“Klondex Shares”) in the capital of Klondex Mines Ltd. (“Klondex” or the “Company”), holders of Klondex Options (“Klondex Optionholders”), holders of Klondex Restricted Share Units (“Klondex RSU Holders”) and holders of Klondex Deferred Share Units (“Klondex DSU Holders), (collectively, the “Klondex Securityholders”).

For Internal Distribution Only	Page 2

What will Shareholders receive in the Arrangement?

Under the Arrangement, Klondex Shareholders will be entitled to receive, for each Klondex Share held: (i) the Hecla Consideration and (ii) the Havilah Consideration, consisting of 0.125 of a Havilah Share (after giving effect to the Havilah Share Consolidation). References to Klondex Shareholders include holders of In-the-Money Klondex Options and Klondex RSUs who receive Klondex Shares pursuant to the Arrangement.

What does the Hecla Consideration consist of?

Klondex Shareholders, Klondex Optionholders and Klondex RSU Holders may elect to receive, for each Klondex Share, either:

(i)	US$2.47 in cash (subject to proration) (the “Cash Consideration”);

(ii)	0.6272 of a Hecla Share (subject to proration) (the “Share Consideration”); or

(iii)	US$0.8411 in cash and 0.4136 of a Hecla Share (the “Combination Consideration”).

Can Securityholders expect to receive upon completion of the Arrangement the same amount they choose upon election for either the Cash, Share, or Combination Consideration?

The Cash Consideration and the Share Consideration are subject to proration.

•

Klondex Shareholders, Klondex Optionholders and Klondex RSU Holders who do not elect, or fail to properly elect, to receive either the Cash Consideration or the Share Consideration will be deemed to have elected to receive the Combination Consideration.

•	Klondex Shareholders, Klondex Optionholders and Klondex RSU Holders who elect, or are deemed to elect, to receive the Combination Consideration will not be subject to proration.

•

If all Klondex Shareholders, Klondex Optionholders and Klondex RSU Holders elect to receive the Cash Consideration or, alternatively, all Klondex Shareholders, Klondex Optionholders and Klondex RSU Holders elect to receive the Share Consideration, then under the proration provisions in the Plan of Arrangement, each Klondex Shareholder, Klondex Optionholder and Klondex RSU Holder would be entitled to receive, for each Klondex Share, US$0.8411 in cash and 0.4136 of a Hecla Share, in addition to 0.125 of a Havilah Share, for each Klondex Share.

What does the Havilah Consideration consist of?

Under the Arrangement, Klondex Shareholders will be entitled to receive, for each Klondex Share held, the Havilah Consideration, consisting of 0.125 of a Havilah Share.

Upon completion of the Arrangement, Havilah will hold all of the legal and beneficial right, title and interest in Klondex’s Canadian assets, including True North and the Bison Manitoba properties, as well as additional Manitoba and Ontario mineral interests.

Klondex will transfer all of its entire legal and beneficial right, title and interest in and to the Havilah Property to Havilah in consideration for the Havilah Shares, following which the Havilah Shares will be to former Klondex Shareholders.

For Internal Distribution Only	Page 3

Additionally, Hecla will subscribe for Havilah Shares in the aggregate amount of US$7,000,000, such cash consideration to be contributed to the stated capital account of Havilah. On completion of the Arrangement, former Klondex Shareholders will own approximately 86.54% of Havilah and Hecla will own approximately 13.46% of Havilah.

After completion of the Arrangement, the business and operations of Havilah will be managed and operated as a stand-alone corporation. The principal executive office of Havilah will be located at 1055 West Hastings Street, Suite 2200, Vancouver, British Columbia, V6E 2E9.

Will Havilah shares be publicly listed?

It is a condition to the completion of the Arrangement that one of the TSX, the TSXV or the Canadian Securities Exchange conditionally approve the listing of the Havilah Shares to be distributed under the Arrangement.

Havilah has applied to have the Havilah Shares listed on the TSXV. Listing is subject to the approval of the TSXV in accordance with its original listing requirements. The TSXV has not conditionally approved the listing of the Havilah Shares on the TSXV and there is no assurance that the TSXV will approve the listing application. There is no present intention to list Havilah Shares for trading on any national securities exchange in the United States.

Will the Klondex Shares continue to be listed on the TSX and the NYSE American after the Arrangement?

No. The Klondex Shares will be de-listed from the TSX and the NYSE American when the Arrangement is completed.

How will the Arrangement benefit Securityholders?

The Klondex Board reviewed and considered a significant amount of information and considered a number of factors relating to the Arrangement. The following is a summary of principal reasons for the unanimous recommendation of the Klondex Board that Klondex Securityholders vote FOR the Arrangement Resolution:

• Significant Premium. The Hecla Consideration represents a value of US$2.47 per Klondex Share, which represents a premium of approximately 59% based on the 30-day VWAP of the Klondex Shares on the NYSE American on March 16, 2018, the last trading day prior to the announcement of the Arrangement, and a premium of approximately 72% based on the closing price of Klondex Shares on the NYSE American on March 16, 2018. In addition to the Hecla Consideration, Klondex Shareholders will also receive 0.125 of a Havilah Share for each Klondex Share held.

• Meaningful Ownership in a Stronger Combined Company that Can Better Maximize the Value of Klondex Assets. The Arrangement will provide Klondex Shareholders who receive Hecla Shares in connection with the Arrangement with exposure to a diversified precious metals producer with operating mines in Québec, Alaska, Idaho, Mexico and Nevada that has a proven track record of successfully acquiring and optimizing underground assets, has a broader asset and commodity base delivering cash flow diversification and risk mitigation and superior financial strength and flexibility, with a lower cost of capital, to support development and exploration programs at the Fire Creek Mine, Hollister Mine and Midas Mine. It is expected that upon completion of the Arrangement, existing stockholders of Hecla and former Klondex Shareholders will own approximately 83.8% and 16.2%, respectively, of the outstanding Hecla Shares.

For Internal Distribution Only	Page 4

• Alternatives Considered. The Independent Committee and the Klondex Board considered the financing options and other potential alternatives and strategies available to Klondex if it did not enter into the Arrangement Agreement and continued with a stand-alone plan, the financial condition of Klondex, the fact that none of the potential investors that had been contacted by Klondex’s financial advisors appeared to be interested in making a strategic investment in Klondex in the near-term, that discussions with these counterparties were not progressing quickly and that none of these entities had expressed an interest in acquiring all of Klondex, and determined that entering into the Arrangement Agreement was the best alternative for Klondex Securityholders and in the best interest of Klondex.

• Enhanced Liquidity. The Hecla Shares receivable under the Arrangement will provide Klondex Shareholders with enhanced liquidity compared to Klondex Shares. The Hecla Shares are listed on the NYSE, and Hecla has significantly greater balance sheet strength, market capitalization and trading liquidity than Klondex. As at March 16, 2018, Hecla’s market capitalization was US$1.5 billion and Klondex’s was US$259 million, while Hecla’s average daily trading value during 2017 was US$29.1 million on the NYSE, whereas Klondex’s was US$10.3 million on the NYSE American.

• Ownership of Havilah Shares. Klondex’s Canadian assets, including True North, the Bison Manitoba properties as well as additional Ontario and Manitoba mineral interests, will be transferred to Havilah and Klondex Shareholders will receive Havilah Shares pursuant to the Arrangement. In addition, Hecla will subscribe for US$7,000,000 of Havilah Shares, representing a 13.46% interest in the outstanding common shares of Havilah, providing important capital for Havilah. The Havilah Shares provide Klondex Shareholders with continued exposure to Klondex’s Canadian assets. It is a condition to the completion of the Arrangement that one of the TSX, TSXV or the Canadian Securities Exchange conditionally approve the listing of the Havilah Shares to be distributed under the Arrangement.

What will I receive under the Arrangement if I am a Klondex Option, RSU or DSU Holder?

Under the Arrangement:

(i)

each In-the-Money Klondex Option outstanding immediately prior to the Effective Time will be deemed to be unconditionally vested and transferred to Klondex in exchange for that number of Klondex Shares (rounded down to the nearest whole number) obtained by dividing (i) the In-the-Money Amount of such option, by (ii) the Company Share Value, while each Out-of-the-Money Klondex Option will be cancelled without any payment therefor;

(ii)	each Klondex RSU outstanding immediately prior to the Effective Time will be deemed to be assigned and transferred to Klondex in exchange for one Klondex Share for each such Klondex RSU; and

(iii)	each Klondex DSU outstanding immediately prior to the Effective Time will be cancelled in exchange for a cash payment equal to the Company Share Value,.

Each holder of In-the-Money Klondex Options and/or Klondex RSUs who, pursuant to the Arrangement, receives Klondex Shares in exchange for their In-the-Money Klondex Options or Klondex RSUs, as applicable, will, pursuant to the Arrangement, be entitled to receive the Hecla Consideration and the Havilah Consideration for each such Klondex Share to the same extent as Klondex Shareholders (including making an election as to which form of Hecla Consideration they wish to receive).

For Internal Distribution Only	Page 5

Each Performance RSU will be settled by a cash payment to the holder thereof on the Effective Date of the Arrangement of an amount determined by Hecla to be properly due to such holder based on the terms of such Performance RSU.

What will happen if the Arrangement is not approved by Securityholders?

Klondex Securityholders will be asked to consider, and if thought advisable, to approve the Arrangement Resolution. In order for the Arrangement to become effective, as provided in the Interim Order and by the BCBCA, the Arrangement Resolution must be approved by: (a) at least two-thirds (66 2⁄3%) of the votes cast on the Arrangement Resolution at the Meeting by Klondex Shareholders, present in person or represented by proxy and entitled to vote at the Meeting; and (b) at least two-thirds (66 2⁄3%) of the votes cast at the Meeting by Klondex Securityholders voting together as a single class, present in person or represented by proxy and entitled to vote at the Meeting above. If Kondex securityholders do not approve the Arrangement Resolution the Arrangement will not be completed.

Who is Hecla?

Hecla is a U.S.-based precious and base metals mining company engaged in the exploration, acquisition, development, production and marketing of silver, gold, lead and zinc. In business since 1891, Hecla is among the oldest U.S.-based precious metals mining companies and one of the lowest-cost primary silver producers in North America.

Hecla produces both metal concentrates, which it sells to smelters and brokers, and unrefined gold and silver precipitate and bullion bars (doré), which are sold as precipitate and doré, or are further refined before sale, to refiners and precious metals traders. Hecla has producing precious metals mining operations in Alaska, Idaho, Québec and Durango, Mexico and additional development and exploration projects in Alaska, Idaho, Canada and Mexico.

The Hecla Shares are listed for trading on the NYSE under the trading symbol “HL”. The principal executive office of Hecla is located at 6500 North Mineral Drive, Suite 200, Coeur d’Alene, Idaho, 83815-9408, United States of America.

Are Shareholders entitled to Dissent Rights?

The Interim Order and Plan of Arrangement provides Registered Klondex Shareholders with Dissent Rights in connection with the Arrangement.

What are the Canadian income tax consequences of the Arrangement?

Information is contained within section 17 of the Circular. Klondex Shareholders should consult their own tax advisors with respect to their particular circumstances. In addition, holders of Options, RSUs and DSUs should consult their own tax advisors with respect to their particular circumstances.

What are the U.S. federal income tax consequences of the Arrangement?

Information is contained within section 18 of the Circular. Klondex Securityholders should consult their own tax advisors with respect to their particular circumstances.

For Internal Distribution Only	Page 6

Should Securityholders send in the Election Document(s) now?

Yes. It is recommended that: (a) all Registered Klondex Shareholders complete, sign and return the Letter of Transmittal and Election Form (printed on white paper), together with accompanying Klondex Share certificate(s) or DRS Statement, to the Depositary as soon as possible; and (b) all registered holders of Klondex Options and Klondex RSUs complete, sign and return the Option/RSU Election Form (printed on grey paper) to the Depositary as soon as possible.

To make a valid election as to the form of Hecla Consideration you wish to receive, you must sign and return the applicable Election Document(s) to the Depositary prior to the July 10, 2018 Election Deadline.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1

PROPOSAL 2: To consider and, if thought advisable, to pass, with or without amendment, an ordinary resolution of the Klondex Shareholders, the full text of which is set forth in Appendix “N” to the Circular, approving a share option plan for Havilah Mining Corporation (the “Havilah Option Plan Resolution”), all as more particularly set forth in the Circular, provided that such resolution shall not become effective unless the Arrangement becomes effective;

Why are Shareholders being asked to approve a Share Option Plan for Havilah?

At the request of the proposed directors of Havilah, and after taking into consideration, among other things, the role a stock option plan or similar share incentive plan plays in the motivation, attraction and retention of key employees, directors and consultants of Havilah due to the opportunity offered to them to acquire a proprietary interest in Havilah and after consultation with its legal counsel, the Klondex Board has unanimously determined to recommend to Klondex Shareholders that they vote FOR the Havilah Option Plan Resolution.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2

PROPOSAL 3: For Klondex Shareholders to elect directors of the Company for the ensuing year (or, if the Arrangement Resolution is approved and the Arrangement is completed, for the period up to the effective time of the Arrangement);

The Company has fixed the number of directors to be elected at the Meeting at eight. Each director elected will hold office for the ensuing year (or, if the Arrangement Resolution is approved and the Arrangement is completed, for the period up to the Effective Time)

NAME OF NOMINEE	DIRECTOR SINCE	NAME OF NOMINEE	DIRECTOR SINCE
Rodney Cooper	2012	Paul Huet	2012
Mark Daniel	2015	William Matlack	2012
James Haggarty	2012	Charles Oliver	2015
Richard J. Hall	2014	Blair Schultz	2012

For Internal Distribution Only	Page 7

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3

PROPOSAL 4: For Klondex Shareholders to appoint the auditors of the Company for the ensuing year and to authorize the directors of the Company to fix their remuneration;

Why are Shareholders being asked to approve the appointment of auditors?

PricewaterhouseCoopers LLP (“PwC”) were first appointed auditors of the Company effective January 6, 2014 and re-appointed by the Klondex Shareholders at the 2017 annual and special meeting of Klondex Shareholders held on May 4, 2017. The Klondex Shareholders will be asked at the Meeting to vote for the appointment of PwC as auditors until the next annual meeting of Klondex Shareholders or until a successor is appointed, at a remuneration to be fixed by the Klondex Board through the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4

PROPOSAL 5: For Klondex Shareholders to consider and, if deemed appropriate, to pass, with or without variation, a non-binding advisory resolution of the Klondex Shareholders on the Company’s approach to executive compensation;

Why are Shareholders being asked to vote to approve a non-binding advisory resolution on the Company’s approach to executive compensation?

The Klondex Board has adopted a policy that provides for an annual non-binding advisory shareholder vote on the Company’s approach to executive compensation, known as “Say on Pay”. The Say on Pay policy is designed to enhance accountability for the compensation decisions made by the Klondex Board by giving Klondex Shareholders a formal opportunity to provide their views on the Klondex Board’s approach to executive compensation through an annual non-binding advisory vote.

The Company will disclose the results of the vote as part of its report on voting results for each annual meeting. The results will not be binding; the Klondex Board will remain fully responsible for its compensation decisions and will not be relieved of these responsibilities by the advisory vote. However, the Klondex Board will take the results into account, as appropriate, when considering future compensation policies, procedures and decisions and in determining whether there is a need to modify the level and nature of their engagement with Klondex Shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 5

PROPOSAL 6: For Klondex Securityholders to authorize the adjournment of the Meeting if necessary or appropriate, including an adjournment to solicit additional proxies in the event that there are not sufficient votes at the time of the Meeting or adjournment or postponement thereof to approve the Arrangement Resolution (the “Adjournment Resolution”);

Why are Securityholders being asked to approve the adjournment of the Meeting if necessary or appropriate?

At the Meeting, if there is a quorum but there are insufficient votes to approve the Arrangement Proposal, the Klondex Board may deem it necessary to move to adjourn the Meeting to enable the Company’s management to solicit additional proxies. In that event, Klondex Shareholders may be asked to vote upon all proposals referenced herein other than the Arrangement Resolution.

If the Klondex Securityholders approve this proposal, the Meeting (and any adjourned session of the Meeting) shall be adjourned and the Company may use the additional time to solicit additional proxies, including the solicitation of proxies from Klondex Securityholders that have previously voted against Arrangement.

For Internal Distribution Only	Page 8

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 6

VOTING METHODS

PHONE:	To cast your vote by telephone with a proxy specialist, call the toll-free number found on your proxy card. Representatives are available to take your voting instructions Monday through Friday 9:00 a.m. to 10:00 p.m. Eastern Time

TOUCH-TONE:	To cast your vote via a touch-tone voting line, call the toll-free number and enter the control number found on your proxy card.

INTERNET:	To vote via the Internet, go to the website on your proxy card and enter the control number found on the proxy card.

MAIL:	To vote your proxy by mail, check the appropriate voting box on the proxy card, sign and date the card and return it in the enclosed postage-paid envelope.

Registered Holders	Color of proxy

Common Shares	Green

Options	Pink

RSUs	Blue

DSUs	Yellow

DF King is mentioned on pages 5 and 41 of the Management Information Circular.

For Internal Distribution Only	Page 9